Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The accompanying consolidated financial statements give effect to a common stock reclassification and common stock split that will be effected prior to this initial public offering. The consent below is in the form which will be signed by Deloitte & Touche LLP upon consummation of the common stock reclassification and common stock split, which are described in Note 20 to the consolidated financial statements, assuming that from June 8, 2017 to the dates of such completion, no other events shall have occurred, other than those described in Note 20 to the consolidated financial statements, that would affect the accompanying consolidated financial statements and notes thereto.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

September 18, 2017

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-218650 of our report dated May 15, 2015, except for Note 12, as to which the date is June 8, 2017, and Notes 20 and 21, as to which the date is                     , 2017, relating to the consolidated financial statements of Eco Services Operations LLC and subsidiary (accounting predecessor to PQ Group Holdings Inc.) for the period from inception (July 30, 2014) to December 31, 2014 (Successor Period) and Eco, a business unit of Solvay USA Inc., for the period from January 1, 2014 to November 30, 2014 (Predecessor Period) (which report expresses an unqualified opinion and includes an emphasis of matter paragraph referring to the “carveout” of the predecessor financial statements from Solvay USA Inc.) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Parsippany, New Jersey